Exhibit 23.2

KPMG LLP 2755 Augustine Drive Suite 701 Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 15, 2026, with respect to the consolidated financial statements of Adobe Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California
April 28, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.